AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Plan of Merger") is made and entered into as of this 15th day of February, 2000, by and between Phoenix Metals U.S.A. II, Inc., a Colorado corporation ("Phoenix Metals-Colorado"), and Phoenix Metals U.S.A. II, Inc., a Nevada corporation ("Phoenix Metals-Nevada").

W I T N E S S E T H:

          Whereas, Phoenix Metals-Colorado and Phoenix Metals-Nevada desire to merge Phoenix Metals-Colorado with and into Phoenix Metals-Nevada by a statutory merger upon the terms and conditions set forth herein.

          Now, Therefore, Phoenix Metals-Colorado and Phoenix Metals-Nevada agree as follows:

          1.     Phoenix Metals-Colorado. The address of Phoenix Metals-Colorado is 5457 South Oneida Way, Greenwood, Colorado 80111, its place of organization is the State of Colorado, and its governing law is Title 7 of the Colorado Business Corporations Act (the "Act").

          2.     Phoenix Metals-Nevada. The address of Phoenix Metals-Nevada is 801 S. Rampart Blvd. #178, Las Vegas, Nevada 89128, its place of organization is the State of Nevada, and its governing law is Chapter 78 of the Nevada Revised Statutes (the "NRS").

          3.     Merger. At the Effective Date (as defined below), Phoenix Metals-Colorado shall be merged with and into Phoenix Metals-Nevada (the "Merger") in accordance with Section 7-111-101 of the Act and Section 92A.100 of the NRS. Phoenix Metals-Nevada shall be and continue in existence as the surviving corporation and the separate corporate existence of Phoenix Metals-Colorado shall cease.

          4.     Effective Date. Pursuant to Section 7-101-204 of the Act and Section 92A.240 of the NRS, the effective date of the Merger shall be the date of filing the articles of merger with the Colorado Secretary of State and the Nevada Secretary of State (the "Effective Date").

          5.     Effect of Merger. At the Effective Date, Phoenix Metals-Nevada shall continue in existence and, without further transfer, succeed to and possess all of the rights, privileges, and purposes of Phoenix Metals-Colorado; and all of the property, real and personal, including subscriptions to shares, causes of action and every other asset of Phoenix Metals-Colorado shall vest in Phoenix Metals-Nevada without further act or deed; and Phoenix Metals-Nevada shall be liable for all of the liabilities, obligations and penalties of Phoenix Metals-Colorado. If at any time the Phoenix Metals-Nevada shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Phoenix Metals-Nevada the title to any property or rights of Phoenix Metals-Colorado, or otherwise to carry out the provisions hereof, the proper officers and directors of Phoenix Metals-Nevada and Phoenix Metals-Colorado, as of the Effective Date, shall execute and deliver any and all things necessary or proper to vest, perfect or confirm title to such property or rights in the Phoenix Metals-Nevada, and otherwise to carry out the provisions hereof.

          6.     Conversion of Outstanding Shares. Upon the Effective Date and by virtue of the Merger and without any action on the part of the holders thereof, each issued and outstanding share of common stock of Phoenix Metals-Colorado shall be immediately canceled and converted into one share of common stock of Phoenix Metals-Nevada. There are no issued and outstanding shares of preferred stock of Phoenix Metals-Colorado. Outstanding stock

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certificates representing shares of common stock of Phoenix Metals-Colorado shall thenceforth represent the same number of shares of common stock of Phoenix Metals-Nevada, and the holder thereof shall be entitled to precisely the same rights as a holder of certificates issued by Phoenix Metals-Nevada. Upon the surrender to Phoenix Metals-Nevada of any stock certificate representing shares of common stock of Phoenix Metals-Colorado, the holder or transferee of the holder of such surrendered certificates shall receive in exchange therefor a certificate or certificates representing the same number of shares of common stock of Phoenix-Metals-Nevada.

          7.     Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Phoenix Metals-Nevada in effect on the Effective Date shall continue (until amended or repealed as provided by applicable law) to be the Articles of Incorporation and Bylaws after the Effective Date.

          8.     Board of Directors and Officers. The Board of Directors and officers of Phoenix Metals-Nevada on the Effective Date shall continue to be the Board of Directors and the officers of Phoenix Metals-Nevada.

          9.     Approval of Stockholders. This Agreement shall be submitted to the stockholders of each constituent corporation as provided in the Act and the NRS. There shall be required for the adoption of this Plan of Merger the affirmative vote of more than a majority of the voting power of Phoenix Metals-Nevada and Phoenix Metals-Colorado.

          10.    Termination or Abandonment. This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date by either Phoenix Metals-Colorado or Phoenix Metals-Nevada by action of their respective Boards of Directors.

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          In Witness Whereof, the undersigned have executed this Plan of Merger as of the 15th day of February, 2000.

"Phoenix Metals-Colorado"	"Phoenix Metals-Nevada"
Phoenix Metals U.S.A. II, Inc. a Colorado corporation	Phoenix Metals U.S.A. II, Inc. a Nevada corporation

/s/ Robert F. Flaherty ------------------------------------------------ Robert F. Flaherty - President, Director	/s/ Robert F. Flaherty --------------------------------------------------- Robert F. Flaherty - President, Director

/s/ Diana Lee Flaherty ------------------------------------------------ Diana Lee Flaherty - Chairperson of the Board of Directors	/s/ Diana Lee Flaherty --------------------------------------------------- Diana Lee Flaherty - Director

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